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EXHIBIT 11.1
                             QUICKRESPONSE SERVICES, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    (UNAUDITED)

                                  Three Months Ended     Six Months Ended
                                       June 30,             June 30,
                                  --------------------   ---------------------
                                   1996       1995         1996        1995
                                  ---------  ---------   ---------  ----------
Primary shares
Weighted average common shares
outstanding                       8,336,529  8,219,596   8,324,683  8,190,002
Common equivalent shares            287,226    279,692     257,231    275,383
                                  ---------  ---------   ---------  ----------
                                  8,623,755  8,499,288   8,581,914  8,465,385
                                  ---------  ---------   ---------  ----------
                                  ---------  ---------   ---------  ----------
Net earnings                         $1,511     $1,118      $2,882     $2,129
                                  ---------  ---------   ---------  ----------
                                  ---------  ---------   ---------  ----------
Earnings per common and
common equivalent share               $0.18      $0.13       $0.34      $0.25
                                  ---------  ---------   ---------  ----------
                                  ---------  ---------   ---------  ----------


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